[COMPANY LETTERHEAD]

                                                                      Exhibit 99

March 20, 2002

United States Securities and Exchange Commission
Washington, DC 20549

Re:  Temporary Note 3T to Article 3 of Regulation S-X

Ladies and Gentlemen:

Kadant Inc. has obtained a representation from Arthur Andersen LLP, dated as of March 14, 2002, that states:

"We have audited the consolidated financial statements of Kadant Inc. and subsidiaries as of December 29, 2001 and for the year then ended and have issued our report thereon dated February 8, 2002. We represent that this audit was subject to our quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit."



KADANT INC.

By: /s/ Michael J. McKenney
    -----------------------------------------------------
    Michael J. McKenney
    Vice President, Finance, and Chief Accounting Officer